Exhibit 5

               Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                           Metro Corporate Campus One
                                  P.O. Box 5600
                            Woodbridge, NJ 07095-0988

                                 August 29, 2003

Marx Toys and Entertainment Corp.
101 South 15th Street
Sebring, Ohio  44672

                                       Re:    Marx Toys and Entertainment Corp.

Gentlemen:

         We have acted as counsel to Marx Toys and Entertainment Corp., a Nevada corporation (the Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (Registration No. 333- ), covering the registration of 8,000,000 shares of common stock, par value $.001 per share("Common Stock"). We have been asked to issue an opinion as to whether the Common Stock being registered will, when sold, be legally issued, fully paid, non-assessable, and binding obligations of the Company.

         As counsel to the Company, we have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answer to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are untrue or misleading.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it.

         Based solely upon and subject to the foregoing, we are of the opinion that the shares of Common Stock are duly authorized, issued and fully paid and non-assessable, and the issuance of such shares by the Company is not subject to any preemptive or similar rights.

         We are members of the bar of the State of New Jersey and do not express any opinion as to matters governed by laws other than those of the State of New Jersey, and the federal laws of the United States.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                     Very truly yours,

                                     /s/ Greenbaum, Rowe, Smith, Ravin,
                                     Davis & Himmel, LLP

                                     Greenbaum, Rowe, Smith, Ravin,
                                     Davis & Himmel, LLP